Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

August 27, 2013

Uranerz Energy Corporation

1701 East “E” Street, PO Box 50850

Casper, Wyoming 82605-0850

Re:	Registration Statement on Form S-3 (No. 333-176505)

Ladies and Gentlemen:

We have acted as United States counsel to Uranerz Energy Corporation, a Nevada corporation (the “Company”), in connection with the public offering (the “Offering”) by the Company of 8,550,000 units (each a “Unit” and collectively, the “Units”) of the Company at a price of $1.17 per Unit. Each Unit consists of one share of the Company’s common stock (each a “Share”) and one-half of one common stock purchase warrant (each a “Warrant”). Each Warrant will entitle the holder thereof to acquire one additional share of the Company’s common stock (each, a “Warrant Share”) for a period of 30 months following the closing of the Offering for $1.60 per Warrant Share. The Units have been offered and sold pursuant to an underwriting agreement, dated August 27, 2013 (the “Underwriting Agreement”), by and between the Company, Haywood Securities Inc., as lead underwriter (the “Lead Underwriter”) and Laurentian Bank Securities Inc., Cantor Fitzgerald Canada Corporation, Dundee Securities Ltd., and Global Hunter Securities LLC (together with the Lead Underwriter, the “Underwriters”).

The Units were offered and sold pursuant to a prospectus supplement, dated August 27, 2013 (the “Prospectus Supplement”), to the base shelf prospectus, dated October 3, 2011 (the “Base Prospectus”), both as filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), contained in the Company’s registration statement on Form S-3 (333-176505) (the “Registration Statement”).

On or about the closing of the Offering, the Company and Corporate Stock Transfer, Inc. intend to enter into a Warrant Indenture related to the Warrants (the “Warrant Indenture”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that, other than with respect to the Company, such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and public officials.

Uranerz Energy Corporation

August 27, 2013

Based upon the foregoing, and assuming the offer and sale of the Units pursuant to the terms and conditions as contemplated by the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Underwriting Agreement, and the Warrant Indenture we are of the opinion that:

1.	the Shares, Warrants and Warrant Shares have been duly authorized;

2.	upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Underwriting Agreement and issuance and delivery of the Warrant Shares upon due exercise of the Warrants and payment therefor in accordance with the Warrant Indenture, such Shares and Warrant Shares, respectively, will be validly issued, fully paid and non-assessable; and

3.	upon issuance and delivery of the Warrants in accordance with terms of the Underwriting Agreement and the Warrant Indenture, such Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief, including specific performance, and implied covenants of good faith and fair dealing.

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder. We disclaim any obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws that might affect any matter or opinion set forth herein.

Sincerely,

/s/ DORSEY & WHITNEY LLP

JKB/KGS